CONTACT:	-OR-	TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.		The Equity Group Inc.
John D. McCown		www.theequitygroup.com
Chairman & CEO		Adam Prior (212) 836-9606
(800) 554-1589		Devin Sullivan (212) 836-9608
www.trailerbridge.com

FOR IMMEDIATE RELEASE

TRAILER BRIDGE AWARDED PUERTO RICO MILITARY BUSINESS; SCHEDULES THIRD QUARTER
EARNINGS RELEASE DATE AND CONFERENCE CALL

Company Expects $3 Million of Incremental Annual Revenue From Award

Jacksonville, FL – November 1, 2006 — Trailer Bridge, Inc. (NASDAQ: TRBR) today announced that it was notified in an October 27, 2006 letter from the Department of the Army’s Military Traffic Management Command (“MTMC”) that Trailer Bridge was named the low cost carrier for a significant number of cargo origin points in the just completed MTMC cargo bid for freight moving between the U.S. mainland and Puerto Rico, which represents the majority of cargo moved by the military. Trailer Bridge will begin moving MTMC freight on December 1, 2006 under a one-year contract, with two further one-year options exercisable by MTMC. Based upon historical volumes, Trailer Bridge expects incremental additional revenue of approximately $3 million annually. Trailer Bridge, which previously handled negligible amounts of this freight, is expected to replace a self-propelled operator as the primary military carrier between the mainland and Puerto Rico.

“We’re pleased with this news and believe it underscores the value our freight system offers to an array of shippers. The consistent volume we will see from this new large shipper fits well with our system and plans,” said Ralph W. Heim, President and Chief Operating Officer.

Company Schedules 2006 Third Quarter Conference Call
Trailer Bridge also announced that it will release its earnings for the third quarter ended September 30, 2006 after the market close on Wednesday, November 8, 2006. The Company will then discuss those results in a conference call on November 9, 2006 at 9:00 A.M. (Eastern Time). The dial in number is 888-737-9834. The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to www.trailerbridge.com and click on the conference call link, or go directly to http://audioevent.mshow.com/312452. The conference call will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville and San Juan. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

Trailer Bridge, Inc.	Page 2
November 1, 2006

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of economic recessions, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, volume expectations under this and other contracts, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

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